                                                                    Exhibit 23.2


                         Consent of Independent Auditors

The Board of Directors
SM&A:

We consent to incorporation by reference in the registration statements ( Nos. 333-51174, 333-62412, 333-84107, 333-84109, 333-84111 and 333-99411) on Form S-8
and registration statement (No. 333-77311) on Form S-3 of SM&A, formerly known as Emergent Information Technologies, Inc., of our report dated April 11, 2001, relating to the consolidated statements of operations, shareholders' equity (deficiency) and cash flows of SM&A and subsidiaries for the year ended December 31, 2000 and the related schedule, which report appears in the December 31, 2002 annual report on Form 10-K of SM&A.

/s/ KPMG LLP

Orange County, California
March 10, 2003